Fifth Street Senior Floating Rate Corp. Announces the

Upsizing of its Credit Facility with Natixis to $200 Million

GREENWICH, CT, Oct. 20, 2014 — Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) (“FSFR”), today announced the upsizing of its existing credit facility with Natixis, New York Branch (“Natixis”) to $200 million, which will include a $100 million term loan and a $100 million revolving credit facility. Through Natixis’ syndication efforts, Fifth Third Bank (NASDAQ:FITB) (“Fifth Third”) joined the facility as a term loan lender.

The expansion will occur in two stages. The revised facility initially closed on October 16, 2014, with the existing $100 million revolving credit facility converting into a $50 million term loan and a $50 million revolving credit facility. On October 30, 2014, the total facility will increase to $200 million, and will be comprised of a $100 million term loan and a $100 million revolving credit facility that both mature on November 1, 2021. The $50 million term loan provided by Fifth Third is priced at LIBOR plus 2% per annum, and the $100 million revolving credit facility and $50 million term loan provided by Natixis are priced at the applicable commercial paper rate plus 1.9% per annum. DBRS, Inc. currently rates the facility AA.

“We are pleased with the expeditious upsizing of the Natixis credit facility and welcome the addition of Fifth Third to the group. The expanded funding capacity will allow FSFR to continue leveraging the Fifth Street origination platform to provide custom-tailored senior secured financing solutions to support the needs of our private equity partners,” said Ivelin M. Dimitrov, FSFR’s Chief Executive Officer, adding “The syndicated facility provides us with flexible and low-cost leverage as we pursue a 0.80x to 0.90x targeted debt-to-equity ratio at FSFR in a timely manner following our recent equity raise.”

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors. FSFR’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC, an SEC-registered investment adviser and leading alternative asset manager with over $5 billion in assets under management. With a track record of more than 16 years, Fifth Street’s nationally recognized platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2014 ACG New York Champion’s Award for “Senior Lender Firm of the Year” and was named both 2013 “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions. FSFR’s website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com

Natixis Contact:

Michael Hopson, Head of Structured Credit

(212) 891-5869

michael.hopson@us.natixis.com